Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$3,000,000	$92.10

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, as amended, the Registration Statement, and have been carried forward, of which $92.10 is offset against the registration fee due for this offering and of which $1,291,513.78 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 222 dated May 29, 2007
to Prospectus Supplement dated May 30, 2006
and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517P2H3

ISIN:	US52517P2H33

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$3,000,000

	Total	Per Note
Issue Price:	$3,000,000	100.00%
Agent’s Commission:	$0	0.00%
Proceeds to Lehman Brothers Holdings:	$3,000,000	100.00%

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

Trade Date:	May 29, 2007

Issue Date:	June 20, 2007

Stated Maturity Date:	June 20, 2022, subject to Optional Redemption; provided that if such day is not a New York business day, then such day will be the following New York business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

Fixed Rate Note

Interest Rate per Annum:	8.40% times the Interest Accrual Factor

Floating Rate Note

	☐	CD Rate
	☐	Commercial Paper Rate
	☐	Federal Funds (Effective) Rate
	☐	Federal Funds (Open) Rate
	☐	LIBOR Telerate
	☐	LIBOR Reuters
	☐	EURIBOR
	☐	Treasury Rate:	Constant Maturity	☐ Yes	☐ No
	☐	Prime Rate
	☐	Eleventh District Cost of Funds Rate
	☐	CMS Rate
	☐	Other:

Maximum Rate:	Not applicable

Minimum Rate:	0%

Interest Period:

Quarterly, from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Stated Maturity Date, in the case of the final Interest Period).

Interest Payment Dates:

Each March 20, June 20, September 20 and December 20, commencing on September 20, 2007; provided that if such day is not a New York business day, then such day will be the following New York business day unless such day falls in the following month in which case it will be the preceding New York business day, and provided further that the final Interest Payment Date for any Notes shall be the Stated Maturity Date, subject to Optional Redemption.

Interest Accrual Factor:

For any Interest Period, the number of calendar days in each Interest Period in respect of which SPREAD REF is greater than or equal to 0.00%, divided by the total number of calendar days in such Interest Period.

SPREAD REF:	For any day during an Interest Period, the 30yr CMS Rate minus the 2yr CMS Rate, subject to the Rate Cut Off.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a New York business day will be SPREAD REF for the immediately preceding New York business day. SPREAD REF in effect on the fifth New York business day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

30yr CMS Rate:

For any New York business day during any Interest Period, the rate that appears on Reuters Screen ISDAFIX1 under the heading “30YR” as of 11:00 a.m., New York city time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Prospectus.

2yr CMS Rate:

For any New York business day during any Interest Period, the rate that appears on Reuters Screen ISDAFIX1 under the heading “2YR” as of 11:00 a.m., New York city time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Prospectus.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes ☒ No

Interest Rate Calculation Agent:	Lehman Brothers Special Financing Inc.

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, on each Interest Payment Date, commencing on or after June 20, 2008.  Notice of redemption will be given not less than five New York business days prior to the redemption date.

Form of Note:	☒ Book-entry only (global) ☐ Certificated

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Prospectus Supplement.

HISTORICAL LEVELS OF THE 30YR CMS RATE AND THE 2YR CMS RATE

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the Trade Date and the hypothetical historical Interest Payment Dates listed below; the Interest Rate per Annum payable on any Interest Payment Date for the Notes, however, will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	30yr MS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 30yr CMS Rate — 2yr CMS Rate (in %)
5/29/2007	5.598	5.287	0.311
3/20/2007	5.259	5.002	0.257
12/20/2006	5.240	5.075	0.165
9/20/2006	5.377	5.234	0.143
6/20/2006	5.804	5.652	0.152
3/20/2006	5.279	5.077	0.202
12/20/2005	5.186	4.872	0.314
9/20/2005	4.968	4.372	0.596
6/20/2005	4.811	4.069	0.742
3/21/2005	5.319	4.123	1.196
12/20/2004	5.214	3.440	1.774
9/20/2004	5.201	2.791	2.410
6/21/2004	5.768	3.183	2.585
3/22/2004	4.961	1.802	3.159
12/22/2003	5.294	2.164	3.130
9/22/2003	5.460	1.982	3.478
6/20/2003	4.751	1.403	3.348
3/20/2003	5.279	2.024	3.255
12/20/2002	5.258	2.081	3.177
9/20/2002	5.166	2.358	2.808
6/20/2002	5.942	3.321	2.621
3/20/2002	6.416	4.113	2.303

12/20/2001	6.184	3.590	2.594
9/20/2001	6.118	3.478	2.640
6/20/2001	6.433	4.524	1.909
3/20/2001	6.072	4.829	1.243
12/20/2000	6.242	5.893	0.349
9/20/2000	7.135	6.787	0.348
6/20/2000	7.269	7.223	0.046
3/20/2000	7.246	7.093	0.153
12/20/1999	7.333	6.783	0.550
9/20/1999	7.063	6.228	0.835
6/21/1999	6.754	6.018	0.736
3/22/1999	6.226	5.519	0.707
12/21/1998	5.777	5.087	0.690
9/21/1998	5.928	5.165	0.763
6/22/1998	6.105	5.847	0.258
3/20/1998	6.275	5.860	0.415
12/22/1997	6.286	6.021	0.265
9/22/1997	6.689	6.098	0.591
6/20/1997	6.982	6.279	0.703
3/20/1997	7.295	6.480	0.815
12/20/1996	6.938	6.002	0.936
9/20/1996	7.443	6.430	1.013
6/20/1996	7.527	6.574	0.953
3/20/1996	7.074	5.943	1.131
12/20/1995	6.491	5.453	1.038
9/20/1995	6.881	5.877	1.004
6/20/1995	7.022	5.905	1.117
3/20/1995	7.868	6.951	0.917
12/20/1994	8.373	7.992	0.381
9/20/1994	8.330	6.687	1.643
6/20/1994	8.049	6.163	1.886
3/21/1994	7.521	5.364	2.157
12/20/1993	6.964	4.343	2.621
9/20/1993	6.711	4.035	2.676
6/21/1993	7.445	4.348	3.097
3/22/1993	7.605	4.133	3.472
12/21/1992	7.752	4.926	2.826
9/21/1992	7.681	4.062	3.619

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings Inc. has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at a discount to such price.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.